Exhibit 10.1

Cenntro Electric Group Limited
501 Okerson Road
Freehold, NJ 07728

October 30, 2023

Mr. Steve Markscheid

Dear Mr. Markscheid:

On behalf of the Board of Directors of Cenntro Electric Group Limited (the “Company”), it is with great pleasure that we offer you a seat on our Board of Directors.  The terms of the offer are set forth in this letter, and will become effective upon approval of your election by the Board.

As a member of the Board of Directors, you will be compensated as follows for your services:

1.          $35,000 annual retainer paid quarterly. This retainer covers all in-person and telephonic board meetings. You will also receive following additional annual retainer: $8,000 for serving as a member of the Audit Committee; $5,000 for serving as a member of the Compensation Committee, and $5,000 for serving as a member of the Nominating and Corporate Governance Committee. These fees are paid in arrears in quarterly installments on or about the last business day of each calendar quarter during the year.

2.          As a member of the Board of Directors, you will be reimbursed for all reasonable travel and out-of-pocket expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s travel policy for each in-person or committee meeting that you attend.

3.          Also enclosed for your signature is a copy of an Indemnification Agreement providing for your indemnification by the Company in connection with your services as a Board member.  Please complete your address information on the signature page and sign the agreement.  We will complete the date on the first page with your date of election, once the Board has approved your election, and will return to you a copy of your fully completed agreement. The Company will also have in place a directors and officers’ liability insurance.

Upon your election, the Company will provide additional information relating to your service as a member of the Board, such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Insider Trading Policy.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.  This letter agreement shall terminate upon your departure from the Board of Directors.  Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board of Directors at any time in accordance with the provisions of applicable law and the Company’s organizational documents.

Cenntro Electric Group Limited	Principal executive office:	Registered office:
ACN 619 054 938	501 Okerson Road	Level 40, Governor Macquarie Tower, 1 Farrer Place
Nasdaq: CENN	Freehold, New Jersey 07728, United States	Sydney NSW 2000, Australia

To accept this appointment and confirm your agreement with the terms of this offer, please sign and return a copy of this letter and the Indemnification Agreement to me at 501 Okerson Road, Freehold, NJ 07728. The signed and completed enclosures should also be returned shortly thereafter.  In the meantime, should you have any questions, I can be reached at 732-407-7508.

Sincerely,

By:	/s/ Peter Z. Wang

Peter Z. Wang
Chairman of the Board and Chief Executive Officer

Accepted and Agreed:

By:	/s/ Steve Markscheid
Name: Steve Markscheid
Enclosure:

•	Indemnification Agreement